Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 December 1, 2010

Barclays Bank PLC Autocallable Optimization Securities with Contingent Protection Linked to the SPDR® S&P 500® ETF Trust due December 11, 2015

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of shares of the SPDR® S&P 500® ETF Trust (the “underlying equity”), which is an exchange-traded fund that intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The Securities are designed for investors who believe that the price of the underlying equity will increase over the term of the Securities. The Securities will be called automatically if the underlying equity closes at or above the closing price of the underlying equity on the Trade Date (the “Initial Price”) on any Observation Date, which will occur first on or about December 13, 2011, and then quarterly thereafter as described on page FWP-3 of this free writing prospectus. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying equity closes below the Trigger Price, which will be set to equal 60% of the Initial Price, on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Initial Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Tactical Investment Opportunity—If you believe the underlying equity will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying equity on any Observation Date is equal to or greater than the closing price of the underlying equity on the Trade Date. If the Securities are not called, investors will have downside market exposure to the underlying equity at maturity, subject to the contingent protection feature.

❑

Contingent Protection Feature—If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates1

Trade Date:	December 6, 2010
Settlement Date:	December 9, 2010
Final Valuation Date[2]:	December 7, 2015
Maturity Date[2]:	December 11, 2015

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Security Offering

These preliminary terms relate to Securities linked to the performance of shares of the SPDR® S&P 500® ETF Trust. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return*	Initial Price*	Trigger Price	CUSIP	ISIN
SPDR® S&P 500® ETF Trust (SPY)	8.00% - 9.00%	[•]	60% of the Initial Price	06740P726	US06740P7261

*	Actual Call Return and Initial Price to be determined on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August  31, 2010 and this free writing prospectus.

See “Key Risks” on page FWP-6 of this free writing prospectus and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
SPDR® S&P 500® ETF Trust (SPY)	$•	100%	$•	2.50%	$•	97.50%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying equity will not close below the Trigger Price, which is 60% of the Initial Price, on the Final Valuation Date.

♦	You believe the underlying equity will close at or above the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date.

♦

You are willing to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise willing to hold such securities to maturity.

♦	You believe the underlying equity will remain stable for the term of the Securities and will close at or above the Initial Price on the Final Valuation Date.

♦

You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of between 8.00% to 9.00% (the actual Call Return will be determined on the Trade Date), regardless of the appreciation of the underlying equity, which may be significant.

♦	You are willing to forgo dividends paid on the shares of the underlying equity and the component stocks of the S&P 500® Index (the “underlying index”).

♦	You are willing to hold the Securities to maturity, a term of 5 years, and are aware that there may be little or no secondary market for the Securities.

♦	You do not seek current income from this investment.

The Securities may not be suitable for you if:

♦	You believe the underlying equity will close below the Trigger Price, which is 60% of the Initial Price, on the Final Valuation Date.

♦	You do not believe the underlying equity will close at or above the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date.

♦	You seek an investment that is fully principal protected.

♦	You are not willing to make an investment in which you could lose up to 100% of your principal.

♦

You seek an investment whose return is not limited to the specified Call Return, an annualized return of between 8.00% to 9.00% (the actual Call Return will be determined on the Trade Date), regardless of the appreciation of the underlying equity, which may be significant.

♦	You seek an investment for which there will be an active secondary market.

♦

You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦	You prefer to receive dividends paid on the shares of the underlying equity or the component stocks of the underlying index.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

FWP-2

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

♦	You are willing to make an investment where you could lose some or all of your principal.

♦	You seek current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ''Key Risks'' on page FWP-6 as well as the ''Risk Factors'' beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

FWP-3

Indicative Terms1

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security
Term[2]:	5 years, unless called earlier
Underlying Equity[3]:	SPDR® S&P 500® ETF Trust (Ticker: SPY) (the “underlying equity”)
Call Feature:	The Securities will be called if the Closing Price of the underlying equity on any Observation Date is at or above the Initial Price.
Observation Dates[2,4]:	The first Observation Date will occur on or about December 13, 2011; Observation Dates will occur quarterly thereafter on or about March 7, 2012, June 7, 2012, September 7, 2012, December 7, 2012, March 7, 2013, June 7, 2013, September 9, 2013, December 9, 2013, March 7, 2014, June 9, 2014, September 8, 2014, December 8, 2014, March 9, 2015, June 8, 2015, September 8, 2015 and December 7, 2015 (the “Final Valuation Date”).
Call Settlement Dates:	Four (4) business days following the applicable Observation Date.
Call Return:	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.[5] The Call Price will be based upon the Call Return, an annualized rate of return of between 8.00% to 9.00% (the actual Call Return will be determined on the Trade Date). The table below assumes a Call Return of 8.50% per annum (the midpoint of the expected range).

Observation Date[2],4	Call Return (numbers below assume 8.50% per annum)*	Call Price (per $10.00)*
December 13, 2011	8.50%	$10.85
March 7, 2012	10.63%	$11.06
June 7, 2012	12.75%	$11.28
September 7, 2012	14.88%	$11.49
December 7, 2012	17.00%	$11.70
March 7, 2013	19.13%	$11.91
June 7, 2013	21.25%	$12.13
September 9, 2013	23.38%	$12.34
December 9, 2013	25.50%	$12.55
March 7, 2014	27.63%	$12.76
June 9, 2014	29.75%	$12.98
September 8, 2014	31.88%	$13.19
December 8, 2014	34.00%	$13.40
March 9, 2015	36.13%	$13.61
June 8, 2015	38.25%	$13.83
September 8, 2015	40.38%	$14.04
December 7, 2015	42.50%	$14.25
*Call Return and Call Price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security) [5]:

If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	60% of the Initial Price
Initial Price:	The closing price of the underlying equity on the Trade Date.
Final Price:	The closing price of the underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying equity declines.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.

[3]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

[4]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

[5]

Any payment on the Securities, including any contingent protection, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

FWP-4

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of analysis):

Principal Amount:	$10.00
Term	5 years
Initial Price:	$119.27
Call Return:	8.50% per annum (the midpoint of the range of 8.00% to 9.00%), resulting in 2.125% per quarterly period occurring after the 1st year
Observation Dates:	The first Observation Date will occur on or about December 13, 2011; Observation Dates will occur quarterly thereafter as set forth under “Indicative Terms” in this free writing prospectus.
Trigger Price:	$71.56 (which is 60% of the Initial Price)

Example 1—Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$131.20 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$10.85

Because the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.85 per $10.00 principal amount (8.50% total return on the Securities).

Example 2—Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$113.31 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$115.69 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$112.11 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$125.23 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$14.25

Because the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $14.25 per $10.00 principal amount (42.50% total return on the Securities).

Example 3—Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$113.31 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$115.69 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$112.11 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$118.08 (below Initial Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00

Because the Securities are not called and the Final Price is not below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4—Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$113.31 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$115.69 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$112.11 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$53.67 (below Initial Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 55.00%) $4.50

Because the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $4.50 per $10.00 principal amount (a 55.00% loss on the Securities).

FWP-5

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as described in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying equity. Subject to the discussion of Section 1260 below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the underlying equity that is subject to the rules of Section 1260 of the Internal Revenue Code. Because the Securities have a return profile that differs substantially from the return profile of the underlying equity, we believe it is more likely than not that Section 1260 should not apply at all to your Securities. If your Securities were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the underlying equity referenced by your Securities on the date that you purchased your Securities and sold those shares on the date of the sale, redemption or maturity of the Securities. Because application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity or the component stocks of the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal—The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on whether the underlying equity closes at or above the Initial Price on an Observation Date. You will lose some or all of your principal if the Securities are not called prior to the Maturity Date and the Final Price is below the Trigger Price on the Final Valuation Date.

♦

The call feature limits your potential return—The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Price, regardless of the appreciation of the underlying equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying equity. In addition, because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.

FWP-6

♦

Reinvestment risk—If your Securities are called early, the holding period over which you would receive the per annum return of 8.00% to 9.00% (actual annualized return to be determined on the Trade Date) could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

Contingent principal protection—The Securities provide contingent principal protection only if the Final Price is above or equal to the Trigger Price on the Final Valuation Date, and you hold the Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss, and you will not benefit from any contingent principal protection in respect of your initial investment.

♦

No interest payments, dividend payments or voting rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the underlying equity or the component stocks of the underlying index would have.

♦

There may be little or no secondary market for the Securities—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Owning the Securities is not the same as owning the underlying equity—The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

♦

Price prior to maturity—The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Single exchange-traded fund risk—The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the underlying equity, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

There is a high probability that the Securities will be called or that the underlying equity will fall below the Trigger Price—Since its inception, the underlying equity has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. At the same time, there is also a high probability that the underlying equity will close below the Trigger Price on the Final Valuation Date, eliminating the contingent principal protection feature and exposing you to the loss of some or all of your principal investment.

♦

Antidilution adjustments—For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

♦

Potential Barclays Bank PLC impact on market price of underlying equity—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, the underlying index or the equity securities comprising the underlying index, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

FWP-7

♦

Potential conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

The underlying equity may underperform the S&P 500® Index (the “underlying index”)—The performance of the underlying equity may not replicate the performance of, and may underperform the underlying index. Unlike the underlying index, the underlying equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the underlying equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the underlying index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the underlying equity, differences in trading hours between the underlying equity and the underlying index or due to other circumstances. Because the return on the Securities is linked to the performance of the underlying equity and not the underlying index, the return on the Securities may be less than that of an alternative investment linked directly to the underlying index.

♦

Certain features of exchange-traded funds will impact the value of the Securities—The performance of the underlying equity does not fully replicate the performance of the underlying index. The underlying equity may not fully replicate the underlying index and may hold securities not included in such underlying index. The value of the underlying equity to which your Securities are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the underlying equity, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦

Derivatives risk. The underlying equity may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlying equity’s losses, and, as a consequence, the losses of your Securities, may be greater than if the underlying equity invested only in conventional securities.

♦

Fluctuation of NAV—The net asset value (the “NAV”) of the shares of the underlying equity may fluctuate with changes in the market value of the underlying equity’s securities holdings. The market prices of the shares of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of the underlying equity may differ from its NAV per share; shares of the underlying equity may trade at, above or below their NAV per share.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Act of 1933, as amended, which is commonly referred to as the “Securities Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

FWP-8

SPDR® S&P 500® ETF Trust (SPY)

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P 500® ETF Trust (“SPY”), including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the SPDR® S&P 500® ETF Trust dated January 27, 2010. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of SPDR® S&P 500® ETF Trust.

SPDR® S&P 500® ETF Trust, a unit investment trust, issues units of the trust (referred to in this free writing prospectus as “shares”) that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500® Index (the “underlying index”). Units of SPDR® S&P 500® ETF Trust are listed and trade at market prices on the NYSE Arca, Inc. SPDR® S&P 500® ETF Trust intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the underlying index.

The S&P 500® Index is composed of five hundred (500) selected stocks, all of which are listed on national stock exchanges and spans over 24 separate industry groups. As of December 31, 2009, the five largest industry groups comprising the S&P 500® Index were: Energy 11.48%; Technology-Hardware & Equipment 9.20%; Pharmaceuticals-Biotechnology & Life 8.43%; Software & Services 8.05% and Diversified Financials 7.87%. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy. Current information regarding the market value of the S&P 500® Index is available from market information services. The S&P 500® Index is determined, comprised and calculated without regard to SPDR® S&P 500® ETF Trust.

Information provided to or filed with the SEC by SPDR® S&P 500® ETF Trust can be located by reference to SEC file numbers 033-46080 and 811-06125.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on November 26, 2010 was $119.27. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004	$116.28	$109.41	$112.87
4/1/2004	6/30/2004	$115.33	$108.85	$114.45
7/1/2004	9/30/2004	$113.62	$106.83	$111.74
10/1/2004	12/31/2004	$121.36	$109.86	$120.87
1/3/2005	3/31/2005	$122.78	$116.54	$118.05
4/1/2005	6/30/2005	$121.58	$113.82	$119.17
7/1/2005	9/30/2005	$124.70	$119.46	$123.02
10/3/2005	12/30/2005	$127.82	$117.50	$124.50
1/3/2006	3/31/2006	$130.99	$125.51	$129.84
4/3/2006	6/30/2006	$132.63	$122.57	$127.25
7/3/2006	9/26/2006	$133.74	$123.35	$133.57
10/2/2006	12/29/2006	$143.07	$133.07	$141.66
1/3/2007	3/30/2007	$146.01	$137.41	$142.07
4/2/2007	6/29/2007	$154.15	$142.24	$150.38
7/2/2007	9/28/2007	$155.03	$141.13	$152.67
10/1/2007	12/31/2007	$156.44	$140.90	$146.39
1/2/2008	3/31/2008	$144.94	$127.90	$131.89
4/1/2008	6/30/2008	$143.08	$127.69	$128.04
7/1/2008	9/30/2008	$130.70	$111.38	$116.54
10/1/2008	12/31/2008	$116.00	$75.95	$90.33
1/2/2009	3/31/2009	$93.44	$68.11	$79.44
4/1/2009	6/30/2009	$95.09	$81.00	$91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009	12/31/2009	$112.67	$102.54	$111.44
1/1/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010	11/26/2010*	$122.74	$113.75	$119.27

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 26, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

FWP-9

The graph below illustrates the performance of the underlying equity from June 30, 1998 to November 26, 2010, assuming an Initial Price of $119.27, which was the closing price of the underlying equity on November 26, 2010, and a Trigger Price equal to 60% of the Initial Price (the actual Initial Price and Trigger Price will be determined on the Trade Date).

SPDR® S&P 500® ETF Trust Historical Performance

June 30, 1998 - November 26, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-10